Exhibit 1.3
ROYAL BANK OF CANADA

Structured Warrants

Amendment to Distribution Agreement

November 26, 2021
RBC CAPITAL MARKETS, LLC
Brookfield Place
 200 Vesey Street
New York, New York 10281

Ladies and Gentlemen:

Reference is made to that certain Distribution Agreement (the “Agreement”), dated October 19, 2018, between Royal Bank of Canada, a Canadian chartered Bank (the “Bank”), and the Agents party thereto. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

The Bank and the Agents hereby amend the Agreement as set forth herein with respect to any of the Securities issued after the date hereof.  Except as modified herein, the provisions of the Agreement shall remain in full force and effect.

The term “Registration Statement” shall refer to Registration Statement 333-259205.  The term “Basic Prospectus” shall refer to the prospectus dated September 14, 2021.  The term “Prospectus Supplement” shall refer to the prospectus supplement dated the date hereof relating to the Securities, as it may be amended or supplemented from time to time.  Unless otherwise agreed by the parties, the terms “Registration Statement,” “Basic Prospectus” and “Prospectus Supplement” shall also refer to any relevant documents that the Bank files in the future in similar form to replace or update the documents referred to in this paragraph, including in connection with the filing of any new or replacement shelf registration statement.

1.          U.S. Special Resolution Regime. In the event that any Agent that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Agent of the Agreement or any Terms Agreement, and any interest and obligation in or under the Agreement or such Terms Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Agreement or such Terms Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States. In the event that any Agent that is a Covered Entity or a BHC Act Affiliate of such Agent becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Agreement or any Terms Agreement that may be exercised against such Agent are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Agreement or such Terms Agreement were governed by the laws of the United States or a state of the United States.

For purposes of the preceding paragraph:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k);

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b), or (iii) a

“Covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b);

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

2. International Regulations.
Notwithstanding and to the exclusion of any other term of the Agreement or any other agreements, arrangements, or understanding between the Bank and any BRRD Party, the Bank acknowledges and accepts that a BRRD Liability arising under the Agreement or any Terms Agreement may be subject to the exercise of EU Bail-in Powers by the Relevant Resolution Authority, and acknowledges, accepts, and agrees to be bound by: (a) the effect of the exercise of EU Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of such BRRD Party to the Bank under the Agreement or any Terms Agreement, that (without limitation) may include and result in any of the following, or some combination thereof: (i) the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon; (ii) the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of such BRRD Party or another person (and the issue to or conferral on the Bank of such shares, securities or obligations); (iii) the cancellation of the BRRD Liability; (iv) the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and (b) the variation of the terms of the Agreement or such Terms Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of EU Bail-in Powers by the Relevant Resolution Authority.

For purposes of the preceding paragraph:

“EU Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time;

“EU Bail-in Powers” means any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant EU Bail-in Legislation;

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms;

“BRRD Liability” means a liability in respect of which the relevant Write Down and Conversion Powers in the applicable EU Bail-in Legislation may be exercised;

“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/pages.aspx?p=499 (or any such successor webpage); and

“Relevant Resolution Authority” means the resolution authority with the ability to exercise any EU Bail-in Powers in relation to a BRRD Party.

“BRRD Party” means any Agent subject to EU Bail-in Powers.

Notwithstanding and to the exclusion of any other term of the Agreement or any other agreements, arrangements or understanding among the Bank or two or more of the Agents, the Bank and each Agent acknowledges and accepts that a UK Bail-in Liability arising under the Agreement or any Terms Agreement may be subject to the exercise of UK Bail-in Powers by the relevant UK resolution authority, and acknowledges, accepts and agrees to be bound by:

a.
the effect of the exercise of UK Bail-in Powers by the relevant UK resolution authority in relation to any UK Bail-in Liability of any Agent to the Bank or one or more other Agents under the Agreement or any Terms Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

i.	The reduction of all, or a portion, of the UK Bail-in Liability or outstanding amounts due thereon;
ii.
the conversion of all, or a portion, of the UK Bail-in Liability into shares, other securities or other obligations of such Agent or another person, and the issue to or conferral on one or more of the Bank or another Agent of such shares, securities or obligations;

iii.	the cancellation of the UK Bail-in Liability;
iv.	the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period;
b.
the variation of the terms of the Agreement or any Terms Agreement, as deemed necessary by the relevant UK resolution authority, to give effect to the exercise of UK Bail-in Powers by the relevant UK resolution authority.

For purposes of the preceding paragraph:

“UK Bail-in Legislation” means Part I of the UK Banking Act 2009 and any other law or regulation applicable in the UK relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“UK Bail-in Liability” means a liability in respect of which the UK Bail-in Powers may be exercised.

“UK Bail-in Powers” means the powers under the UK Bail-in Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or affiliate of a bank or investment firm, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability.

3.          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

4.          Counterparts.  This Agreement may be executed by any one or more of the parties hereto and thereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.

If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, whereupon this Agreement and the acceptance by you thereof shall constitute a binding agreement between the Bank and you in accordance with its terms.
Very truly yours, ROYAL BANK OF CANADA
By:	/s/ Amy Disbrow
Name: Amy Disbrow
Title: Attorney-in-Fact

By:	/s/ Sarah Lem
Name: Sarah Lem
Title: Attorney-in-Fact

Accepted as of the date hereof:

RBC CAPITAL MARKETS, LLC
By:	/s/ Fatima Aissaoui
Name: Fatima Aissaoui
Title: Director, GE Business Management